Form 10-K405, Exhibit 13
period 1996-12-31
FORT BROOKE BANCORPORATION
filed 1997-04-11
CIK 1023354

                                                                    EXHIBIT 13.1


The Colonial BancGroup, Inc.

____________________________
Page ____


                                  Exhibit 13.1
                                     to the
                           Annual Report on Form 10-K
                                      for
                        the year ended December 31, 1996
                                      for
                            Fort Brooke Corporation

                  Fort Brooke Bancorporation 1996 Annual Report


                                   [Attached]

                           FORT BROOKE BANCORPORATION

                               1996 ANNUAL REPORT

                               1996 ANNUAL REPORT




CONTENTS                                                                 PAGE
Corporate Profile and General Information...................................1

Common Stock Prices and Dividends and Office Locations......................2

Consolidated Financial Highlights...........................................3

Selected Financial Data.....................................................4

Management's Discussion and Analysis of Financial Condition
         and Results of Operations.......................................5-20

Consolidated Financial Statements.......................................21-42

Independent Auditors' Report...............................................43

Officers and Directors..................................................44-45

                                CORPORATE PROFILE


Fort Brooke Bancorporation (the "Holding Company") is a one-bank holding company and its only current business is the ownership and operation of Fort Brooke Bank (the "Bank"). The Holding Company and the Bank are collectively referred to as the "Company." On July 10, 1996, the common stockholders of the Bank exchanged their common shares for common shares of the Holding Company, and at that time the Bank became a wholly-owned subsidiary of the Holding Company. The formation of the Holding Company and exchange of shares has been accounted for as a pooling of interests. Shares held by dissenting shareholders were purchased and retired prior to the exchange. The Bank is a state-chartered commercial bank headquartered in Brandon, Florida. At December 31, 1996, Fort Brooke operated eight retail banking offices in Hillsborough County, Florida and had total assets of $205.8 million and total stockholders' equity of $16.0 million. The Bank also owned all of the common shares of BDW Holdings Inc. BDW Holdings Inc.'s only business activity was the ownership of a parcel of other real estate owned. BDW Holdings, Inc. was dissolved in December, 1996.


                               GENERAL INFORMATION


ANNUAL MEETING             A special meeting of the Stockholders was held at the
                           Main Office of the Bank located at 510 Vonderburg
                           Drive, Brandon, Florida at 4:00 P.M., March 13, 1997.
                           The shareholders voted for the merger of the Company into The Colonial BancGroup, Inc. If the merger is not completed by June 30, 1997, an annual meeting of the stockholders will be scheduled.

TRANSFER AGENT AND
REGISTRAR                  Fort Brooke Bank
                           510 Vonderburg Drive
                           Brandon, Florida 33511

CORPORATE COUNSEL          Bush Ross Gardner Warren & Rudy, P.A.
                           220 South Franklin Street
                           Tampa, Florida 33602

INDEPENDENT
AUDITORS                   Hacker, Johnson, Cohen & Grieb
                           Certified Public Accountants
                           500 North Westshore Boulevard
                           Tampa, Florida 33609

                        COMMON STOCK PRICES AND DIVIDENDS


The Company's common stock is not actively traded but is listed on the electronic bulletin board. Raymond James & Associates, Inc., and Robert W. Baird & Co. Incorporated, both facilitate transactions in the Company's stock. The Company paid cash dividends of $.25 per share in March, 1996 and $.2396 per share in November, 1996. Future dividends, if any, will be determined by the Board of Directors.

As of January 31, 1997, the Bank had 642 holders of record of common stock.



                                OFFICE LOCATIONS

Brandon

510 Vonderburg Drive

Apollo Beach

205 Apollo Beach Boulevard, Suite 100

Plant City

2318 Jim Redman Parkway

Seffner

1707 Parsons Avenue South

Tampa

410 Ware Boulevard

4427 Kennedy Boulevard

200 East Madison Street

12002 Anderson Road

                        CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                                   1996              1995
                                                                   ----              ----
                                                              (Dollars in thousands, except
AT YEAR END:                                                      for per share figures)
     Assets ...............................................    $  205,686        $  187,116
     Loans, net ...........................................    $  138,487        $  122,511
     Investment securities ................................    $   39,400        $   43,719
     Deposits .............................................    $  185,887        $  168,297
     Stockholders' equity .................................    $   15,713        $   15,800
     Book value per share (1) .............................    $    15.86        $    15.71
     Shares outstanding (1) ...............................       990,553         1,005,920
     Equity-to-assets ratio ...............................          7.64%             8.44%
     Nonperforming assets-to-total assets ratio (2) .......           .68%             1.10%

FOR THE YEAR:                                                                  1996               1995               1994
                                                                               ----               ----               ----
                                                                         (Dollars in thousands, except for per share figures)
     Interest income .............................................           $14,881            $13,929            $11,613
     Net earnings ................................................           $   830            $ 1,664            $   619
     Earnings per share ..........................................           $   .83            $  1.65            $   .63
     Return on average assets ....................................               .43%               .93%               .36%
     Return on average equity ....................................              5.08%             11.18%              4.59%
     Average equity-to-average assets ratio ......................              8.45%              8.27%              7.79%
     Noninterest expenses to average assets ......................              4.40%              3.41%              4.17%


                                                                WEIGHTED AVERAGE             AVERAGE YIELD OR RATE
                                                                YIELD OR RATE AT             DURING THE YEAR ENDED
                                                                   DECEMBER 31,                     DECEMBER 31,
                                                                   ------------          ---------------------------------
                                                                       1996              1996          1995          1994
                                                                       ----              ----          ----          ----
YIELDS AND RATES:
     Loan portfolio.................................................   8.93%             9.28%         9.50%         8.74%
     Investment securities..........................................   6.25%             6.21%         5.97%         5.07%
     Other interest-earnings assets.................................   6.94%             4.69%         5.76%         4.88%
     All interest-earnings assets...................................   8.32%             8.38%         8.40%         7.43%
     Deposits and borrowings........................................   4.31%             4.26%         4.24%         3.44%
     Interest-rate spread (3).......................................   4.01%             4.12%         4.16%         3.99%
     Net yield on average interest
         earning assets (4).........................................                     5.06%         5.03%         4.55%

--------------------

(1)      Reflects 10% stock dividend declared in 1995.
(2) Nonperforming assets consist of nonaccrual loans and other real estate owned.
(3) Average yield on all interest-earning assets less average rate paid on all interest-bearing liabilities.
(4)      Net interest income divided by average interest-earning assets.

                             SELECTED FINANCIAL DATA
                (Dollars in thousands, except per share figures)


                                                                                    AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                                                    -------------------------------------
                                                                         1996          1995          1994        1993        1992
                                                                         ----          ----          ----        ----        ----
AT YEAR END:
Cash and cash equivalents .........................................    $ 17,722        11,997         8,436      17,650      12,344
Investment securities .............................................      39,400        43,719        45,041      44,095      37,621
Loans, net ........................................................     138,487       122,511       112,370     102,052     107,143
All other assets ..................................................      10,077         8,889         9,463       8,997       7,901
                                                                       --------     ---------     ---------     -------     -------

      Total assets ................................................    $205,686       187,116       175,310     172,794     165,009
                                                                       ========     =========     =========     =======     =======

Deposit accounts ..................................................     185,887       168,297       157,877     158,212     148,724
All other liabilities .............................................       4,086         3,019         3,676       1,111       3,745
Stockholders' equity ..............................................      15,713        15,800        13,757      13,471      12,540
                                                                       --------     ---------     ---------     -------     -------

      Total liabilities and stockholders' equity ..................    $205,686       187,116       175,310     172,794     165,009
                                                                       ========     =========     =========     =======     =======

FOR THE YEAR:

Total interest income .............................................      14,881        13,929        11,613      11,296      12,654
Total interest expense ............................................       5,890         5,588         4,504       4,630       6,071
                                                                       --------     ---------     ---------     -------     -------

Net interest income ...............................................       8,991         8,341         7,109       6,666       6,583
Provision for credit losses .......................................         762           705           184         344       1,726
                                                                       --------     ---------     ---------     -------     -------

Net interest income after provision for credit losses .............       8,229         7,636         6,925       6,322       4,857

Other income ......................................................       1,564         1,266         1,319       1,435       1,708
Other expenses ....................................................       8,494         6,129         7,213       6,312       6,487
                                                                       --------     ---------     ---------     -------     -------

Earnings before income tax provision ..............................       1,299         2,773         1,031       1,445          78
Income tax provision ..............................................         469         1,109           412         522          34
                                                                       --------     ---------     ---------     -------     -------

Net earnings ......................................................    $    830         1,664           619         923          44
                                                                       ========     =========     =========     =======     =======

Net earnings per share (1) ........................................    $    .83          1.65           .63         .95         .05
                                                                       ========     =========     =========     =======     =======

Weighted average number of shares outstanding (1) .................     998,595     1,005,920       984,711     966,864     867,243
                                                                      =========     =========     =========     =======     =======

RATIOS AND OTHER DATA:

Return on average assets ..........................................         .43%          .93%          .36%        .56%        .03%
Return on average equity ..........................................        5.08%        11.18%         4.59%       7.16%        .37%
Average equity to average assets ..................................        8.45%         8.27%         7.79%       7.81%       7.09%
Interest-rate spread during the period ............................        4.12%         4.16%         3.99%       3.92%       3.73%
Net yield on average interest-earning assets ......................        5.06%         5.03%         4.55%       4.41%       4.30%
Noninterest expenses to average assets ............................        4.40%         3.41%         4.17%       3.82%       3.90%
Ratio of average interest-earning assets to average
      interest-bearing liabilities ................................        1.28          1.26          1.19        1.16        1.14
Nonperforming loans and real estate owned as a percentage of
      total assets at end of year .................................         .64%         1.10%         1.47%       1.39%       2.00%
Allowance for credit losses as a percentage
      of total loans at end of year ...............................        1.94%         1.37%         1.37%       1.37%       1.05%
Total number of banking offices ...................................           8             7             7           8           7
Total shares outstanding at end of year (1) .......................     990,553     1,005,920     1,005,920     966,864     966,864
Book value per share at end of year (1) ...........................    $  15.86     $   15.71     $   13.68     $ 13.93     $ 12.97

------------------------------

(1)      Presented to reflect 10% stock dividend declared in 1995.

                MANAGEMENT'S DISCUSSION OF ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

GENERAL

Fort Brooke Bancorporation (the "Holding Company") is a one-bank holding company and its only current business is the ownership and operation of Fort Brooke Bank (the "Bank"). The Holding Company and the Bank are collectively referred to as the "Company." On July 10, 1996, the common stockholders of the Bank exchanged their common shares for common shares of the Holding Company, and at that time the Bank became a wholly-owned subsidiary of the Holding Company. The formation of the Holding Company and exchange of shares has been accounted for as a pooling of interests. Shares held by dissenting shareholders were purchased and retired prior to the exchange.

The Bank is a state-chartered SAIF-insured commercial bank headquartered in Brandon, Florida. On July 13, 1994, the Bank merged with the Merchant Bancorporation of Florida ("Merchant"). Merchant was a one-bank holding company founded in 1984. The Bank, through seven banking offices, provides a wide range of banking services to individuals and businesses located primarily in Hillsborough County, Florida. The Bank also owned all of the common shares of BDW Holdings Inc. ("Subsidiary"). The subsidiary's only business activity is the ownership of a parcel of other real estate. The Subsidiary was desolved in December 1996.

The Company's consolidated assets amounted to $205.7 million as of December 31, 1996, an increase of 10% over total assets of $187.1 million as of December 31, 1995. During the year ended December 31, 1996 net loans receivable increased $16.0 million or 13%. The Company's portfolio of investment securities decreased to $39.4 million as of December 31, 1996 from $43.7 million as of December 31, 1995. The Bank's deposits increased to $185.9 million as of December 31, 1996 from $168.3 million as of December 31, 1995, a 10.5% increase. The Company, for the year ended December 31, 1996, had consolidated net earnings of $830,000 compared to consolidated net earnings of $1.7 million for 1995.

REGULATION AND LEGISLATION

As a state-chartered commercial bank, Fort Brooke is subject to extensive regulation by the Florida Department of Banking and Finance ("Florida DBF") and the Federal Deposit Insurance Corporation ("FDIC"). The Bank files reports with the Florida DBF and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. Periodic examinations are performed by the Florida DBF and the FDIC to monitor the Bank's compliance with the various regulatory requirements. The Bank is also subject to regulation by the Federal Reserve Board of Governors with respect to reserves required to be maintained against deposits and certain other matters. As a Florida corporation, the Bank is also subject to the Florida Act and the regulation of the Florida Department of State under the authority to administer and implement the Florida Act.

PENDING ACQUISITION OF COMPANY

On November 18, 1996, the Company entered into an agreement to merge the Company into Colonial Bancgroup ("Colonial"). Colonial will exchange sufficient common stock to equal $31.50 per share for all the outstanding shares of the Company. This transaction is subject to the approval of stockholders and various regulatory authorities.

CREDIT RISK

Fort Brooke's primary business is making commercial, business, consumer and real estate loans. That activity entails potential loan losses, the magnitude of which depend on a variety of economic factors affecting borrowers which are beyond the control of the Bank. While Fort Brooke has instituted underwriting guidelines and credit review procedures to protect the Bank from avoidable credit losses, some losses will inevitably occur.

The following table sets forth certain information regarding nonaccrual loans and real estate owned, including insubstance foreclosed loans, the ratio of such loans and real estate owned to total assets as of the dates indicated, and certain other related information:


                                                                                   AT DECEMBER 31,
                                                           ----------------------------------------------------------------
                                                             1996          1995          1994          1993          1992
                                                             ----          ----          ----          ----          ----
                                                                                 (DOLLARS IN THOUSANDS)
Nonaccrual loans:
     Real estate loans:
         Residential ...................................   $   177           184           112            70            66
         Commercial ....................................       140           542           528            18            90
     Consumer and other loans ..........................        35           186           108            61            50
                                                           -------        ------        ------        ------        ------

         Total nonperforming loans .....................       352           912           748           149           206

Other real estate owned:

     Real estate acquired by foreclosure or
         deed in lieu of foreclosure ...................       959         1,147         1,847         2,076         2,246

     Insubstance foreclosed loans ......................        --            --            72           177           844
                                                                          ------        ------        ------        ------

         Total nonperforming loans,
               and other real estate owned .............     1,311         2,059         2,667         2,402         3,296

Allowance for loan losses ..............................    (2,682)       (1,702)       (1,562)       (1,426)       (1,145)
                                                           -------        ------        ------        ------        ------

         Total nonperforming loans,
               insubstance foreclosed loans
               and other real estate owned, net ........   $(1,371)          357         1,105           976         2,151
                                                                          ======        ======        ======        ======

         Total nonperforming loans to
               total assets ............................       .17%          .49%          .43%          .09%          .12%
                                                           =======        ======        ======        ======        ======

         Total nonperforming loans,
               insubstance foreclosed loans
               and other real estate owned to
               total assets ............................       .64%         1.10%         1.47%         1.39%         2.00%
                                                           =======        ======        ======        ======        ======

         Total nonperforming loans,
               insubstance foreclosed loans
               and other real estate owned,
               net to total assets .....................      (.67)%         .19%          .63%          .56%         1.30%
                                                           =======        ======        ======        ======        ======

The following table sets forth information with respect to activity in the Bank's allowance for loan losses during the periods indicated:

                                                                                    YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------------------------------------
                                                             1996            1995            1994           1993           1992
                                                             ----            ----            ----           ----           ----
Average loans outstanding, net .......................    $ 129,288         114,502        100,905        102,772        110,599
                                                          =========         =======        =======        =======        =======

Allowance at beginning of period .....................        1,702           1,562          1,426          1,145          1,346
Charge-offs:
     Residential real estate loans ...................           41              39             --              2             45
     Commercial real estate loans ....................          133              17             32             --            121
     Commercial loans ................................          118             410             23             60          1,823
     Consumer loans ..................................           53             189             96            121             46
                                                          ---------         -------        -------        -------        -------

         Total loans charge-off ......................          345             655            151            183          2,035
                                                          ---------         -------        -------        -------        -------

Recoveries ...........................................          563              90            103            120            108
                                                          ---------         -------        -------        -------        -------

     Net charge-offs (recoveries) ....................         (218)            565             48             63          1,927
                                                          ---------         -------        -------        -------        -------

     Provision for loan losses charged to
         operating expenses ..........................          762             705            184            344          1,726
                                                          ---------         -------        -------        -------        -------

     Allowance at end of year ........................    $   2,682           1,702          1,562          1,426          1,145
                                                          =========         =======        =======        =======        =======

     Ratio of net charge-offs to average
         loans outstanding ...........................         (.16)          .0049          .0005          .0006          .0174
                                                          =========         =======        =======        =======        =======

     Ratio allowance to period end loans .............        .0190           .0137          .0137          .0137          .0105
                                                          =========         =======        =======        =======        =======

Period end total loans ...............................    $ 141,133         124,164        114,135        103,760        108,896
                                                          =========         =======        =======        =======        =======

The following table presents information regarding the Bank's total allowance for losses as well as the allocation of such amounts to the various categories of loans ( $in thousands):


                                              1996              1995              1994              1993              1992
                                        ----------------- ----------------- ----------------- ----------------- -----------------
                                                  % OF              % OF              % OF              % OF              % OF
                                                 LOANS TO          LOANS TO          LOANS TO          LOANS TO          LOANS TO
                                                  TOTAL             TOTAL             TOTAL             TOTAL             TOTAL
                                        AMOUNT    LOANS   AMOUNT    LOANS   AMOUNT    LOANS   AMOUNT    LOANS   AMOUNT    LOANS
                                        ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Residential real
  estate loans ......................   $  354     24.6%  $  313     27.8%  $  163     10.4%  $  142     10.0%  $  115     10.0%
Commercial real
  estate loans ......................    1,606     45.0      764     42.1      680     43.5      257     18.0      200     17.5
Commercial loans ....................      488     20.3      448     20.3      544     34.9      952     66.8      750     65.5
Consumer loans
  and other .........................      234     10.1      177      9.8      175     11.2       75      5.2       80      7.0
                                        ------   ------   ------   ------   ------   ------   ------   ------   ------   ------

  Total allowance for
    loans losses ....................   $2,682    100.0%  $1,702    100.0%  $1,562    100.0%  $1,426    100.0%  $1,145    100.0%
                                        ======   ======   ======   ======   ======   ======   ======   ======   ======   ======

The following table sets forth information concerning the Bank's loan portfolio by type of loan at the dates indicated (in thousands).

                           1996              1995                 1994                  1993                   1992
                     ---------------   -----------------    -----------------    -----------------     -------------------
                               % OF                % OF                 % OF                 % OF                    % OF
                      AMOUNT   TOTAL    AMOUNT     TOTAL     AMOUNT     TOTAL     AMOUNT     TOTAL      AMOUNT       TOTAL
                     --------  -----   --------    -----    --------    -----    --------   ------     --------      -----
Real estate loans:
  Residential ....   $ 34,700   24.5%  $ 34,539     27.8%   $ 29,039     25.5%   $ 26,832     25.9%    $ 33,369       30.7%
  Commercial .....     63,546   45.1     52,269     42.1      48,184     42.2      43,080     41.5       43,457       39.9
Commercial loans .     28,594   20.3     25,247     20.3      23,774     20.8      19,661     18.9       20,412       18.7
Consumer and other
  loans ..........     14,293   10.1     12,109      9.8      13,066     11.5      14,196     13.7       11,658       10.7
                     --------  -----   --------    -----    --------    -----    --------   ------     --------      -----

   Total loans ...    141,133  100.0%   124,164    100.0%   $114,063    100.0%    103,769    100.0%     108,896      100.0%

Less:
  Deferred loan
   costs (fees) ..         36                26                 (183)                (143)                 (161)
  Other, net .....         --                23                  (20)                (148)                 (447)
                     --------          --------             --------             --------              --------

   Loans before
     allowance
     for credit
     losses ......   $141,169          $124,213             $113,860             $103,478              $108,288
                     ========          ========             ========             ========              ========

RESULTS OF OPERATIONS

The operating results of the Bank depend primarily on its net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities, consisting primarily of deposits. Net interest income is determined by the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest-rate spread") and the relative amounts of interest-earning assets and interest-bearing liabilities. The Bank's interest-rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. In addition, the Bank's net earnings are also affected by the level of nonperforming loans and real estate owned, as well as the level of its noninterest income, and its noninterest expenses, such as salaries and employee benefits, occupancy and equipment costs and provisions for losses on real estate owned and income taxes.

The following tables sets forth for the periods indicated, information regarding
(i) the total dollar amount of interest and dividend income of the Bank from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest/dividend income; (iv) interest-rate spread; (v) interest margin. Average balances are based on average daily balances.

                                                                           YEAR ENDED DECEMBER 31,
                                       ------------------------------------------------------------------------------------------
                                                     1996                            1995                         1994
                                       ------------------------------   ----------------------------  ---------------------------
                                                   INTEREST   AVERAGE              INTEREST  AVERAGE            INTEREST  AVERAGE
                                        AVERAGE       AND      YIELD/    AVERAGE     AND     YIELD/    AVERAGE     AND     YIELD/
                                        BALANCE    DIVIDENDS    RATE     BALANCE  DIVIDENDS   RATE     BALANCE  DIVIDENDS   RATE
                                       --------    ---------  -------   --------  ---------  -------  --------  --------- -------
Interest-earning assets:
    Loans (1) ........................ $129,288      12,000     9.28%   $114,502   10,883     9.50%   $100,905    8,824     8.74%
    Investment securities ............   40,624       2,524     6.21      42,985    2,567     5.97      47,305    2,397     5.07
    Other interest-earning
         assets (2) ..................    7,608         357     4.69       8,315      479     5.76       8,039      392     4.88
                                       --------     -------     ----    --------  -------     ----    --------  -------     ----

              Total ..................  177,520      14,881     8.38     165,802   13,929     8.40     156,249   11,613     7.43
                                       --------     -------     ----    --------  -------     ----    --------  -------     ----

Noninterest-earning assets ...........   15,658                           14,178                        16,896
                                       --------                         --------                      --------

              Total .................. $193,178                         $179,980                      $173,145
                                       ========                         ========                      ========

Interest-bearing liabilities:
    Savings and NOW accounts .........   32,858         653     1.99      31,331      662     2.11      32,086      653     2.03
    Money market deposits ............   19,912         550     2.76      23,296      690     2.96      27,518      654     2.38
    Certificates of deposit ..........   83,220       4,601     5.53      74,911    4,135     5.52      70,157    3,141     4.48
    Borrowings .......................    2,325          86     3.70       2,223      101     4.54       1,322       56     4.24
                                       --------     -------             --------  -------             --------  -------

              Total interest-bearing
                liabilities ..........  138,315       5,890     4.26     131,761    5,588     4.24     131,083    4,504     3.44
                                       --------     -------             --------  -------             --------  -------

Noninterest-bearing liabilities ......   38,535                           33,337                        28,570
Stockholders' equity .................   16,328                           14,882                        13,492
                                       --------                         --------                      --------

              Total liabilities and
                stockholders' equity.. $193,178                         $179,980                      $173,145
                                       ========                         ========                      ========

Net interest/dividend income .........              $ 8,991                       $ 8,341                       $ 7,109
                                                    =======                       =======                       =======

Interest-rate spread (3) .............                          4.12%                         4.16%                         3.99%
                                                                ====                          ====                          ====

Net yield on average interest-
    earning assets (4) ...............                          5.06%                         5.03%                         4.55%
                                                                ====                          ====                          ====

Ratio of average interest-earning
    assets to average interest-
    bearing liabilities ..............     1.28                             1.26                          1.19
                                       ========                         ========                      ========

------------------------------

(1)      Includes nonaccrual loans
(2)      Includes interest-bearing deposits
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net interest margin is net interest income divided by average interest-earning assets.

RATE/VOLUME ANALYSIS

The following table sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume), (2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).


                                                                                   YEAR ENDED DECEMBER 31,
                                                                                         1996 VS. 1995
                                                                 -----------------------------------------------------------
                                                                                  INCREASE (DECREASE) DUE TO
                                                                 -----------------------------------------------------------
                                                                                                     RATE/
                                                                  RATE              VOLUME           VOLUME            TOTAL
                                                                  ----              ------           ------            -----
Interest-earning assets:
     Loans ..................................................    $  (252)            1,405             (36)            1,117
     Investment securities ..................................        103              (141)             (5)              (43)
     Other interest-earning assets ..........................        (89)              (41)              8              (122)
                                                                 -------            ------            ----            ------

               Total ........................................       (238)            1,223             (33)              952
                                                                 -------            ------            ----            ------

Interest-bearing liabilities:
     Deposits:
         Savings and NOW accounts ...........................        (38)               32              (3)               (9)
         Money-market deposits ..............................        (47)             (100)              7              (140)
         Certificates of deposit ............................        (75)              459              82               466
     Borrowings .............................................        (19)                5              (1)              (15)
                                                                 -------            ------            ----            ------

               Total ........................................       (179)              396              85               302
                                                                 -------            ------            ----            ------

Net change in net interest income before
     provision for credit losses ............................    $   (59)              827            (118)              650
                                                                 =======            ======            ====            ======

                                                                                         1995 VS. 1994
                                                                 -----------------------------------------------------------
                                                                                  INCREASE (DECREASE) DUE TO
                                                                 -----------------------------------------------------------
                                                                                                     RATE/
                                                                  RATE              VOLUME           VOLUME            TOTAL
                                                                  ----              ------           ------            -----
Interest-earning assets:
     Loans ..................................................    $   767             1,188             104             2,059
     Investment securities ..................................        426              (219)            (37)              170
     Other interest-earning assets ..........................         71                13               3                87
                                                                 -------            ------            ----            ------

               Total ........................................      1,264               982              70             2,316
                                                                 -------            ------            ----            ------

Interest-bearing liabilities:
     Deposits:
         Savings and NOW accounts ...........................         26               (15)             (2)                9
         Money-market deposits ..............................        160              (100)            (24)               36
         Certificates of deposit ............................        729               213              52               994
     Borrowings .............................................          4                38               3                45
                                                                 -------            ------            ----            ------

               Total ........................................        919               136              29             1,084
                                                                 -------            ------            ----            ------

Net change in net interest income before
     provision for credit losses ............................    $   345               846              41             1,232
                                                                 =======            ======            ====            ======

                                                                   WEIGHTED
                                                                AVERAGE YIELD
                                                                  OR RATE AT
                                                                 DECEMBER 31,
                                                                 ------------
                                                                     1996
                                                                     ----
YIELDS AND RATES:
     Loan portfolio ............................................     8.93%
     Investment securities .....................................     6.25%
     All interest-earning assets ...............................     8.32%
     Savings and NOW accounts ..................................     2.11%
     Money market deposits .....................................     2.80%
     Certificates of deposit ...................................     5.47%
     All interest-bearing liabilities ..........................     4.31%
     Interest-rate spread ......................................     4.01%


                         LIQUIDITY AND CAPITAL RESOURCES

A Florida chartered commercial bank is required to maintain a liquidity reserve of at least 15% of its total transaction accounts and 8% of its total nontransaction accounts less those deposits of certain public funds. The liquidity reserve may consist of cash on hand, cash on demand with other correspondent banks and other investments and short-term marketable securities as determined by the rules of the Florida DBF, such as federal funds sold and United States securities or securities guaranteed by the United States. As of December 31, 1996, Fort Brooke has liquidity of approximately $53.8 million, or approximately 29.2% of total deposits.

The following table sets for the carrying value of the Bank's investment portfolio as of the dates indicated:

                                                1996     1995     1994     1993
                                                ----     ----     ----     ----
Investment securities available for sale:
     U.S. Government and agency obligations   $ 9,455   11,856    3,268    7,803
     Municipal bonds ......................     3,331      252    2,006    3,639
     Mortgage-backed securities ...........     8,603   11,969   10,889   19,034
                                              -------   ------   ------   ------

         Total available for sale .........    21,389   24,077   16,163   30,476
                                              -------   ------   ------   ------

Investment securities held to maturity:
     U.S. Government and agency obligations     7,459    9,942   18,010   12,130
     Municipal bonds ......................     4,933    2,228    2,229    1,489
     Mortgage-backed securities ...........     5,619    7,472    8,639       --
                                              -------   ------   ------   ------

         Total held to maturity ...........    18,011   19,642   28,878   13,619
                                              -------   ------   ------   ------

         Total ............................   $39,400   43,719   45,041   44,095
                                              =======   ======   ======   ======

The following table sets forth, by maturity distribution, certain information pertaining to the Bank's investment securities portfolio ($ in thousands):

                                                AFTER ONE YEAR     AFTER FIVE YEARS       DUE AFTER
                             ONE YEAR OR LESS    TO FIVE YEAR        TO TEN YEARS         TEN YEARS         TOTAL
                            ----------------- ------------------  ------------------  ---------------- ----------------
                            CARRYING  AVERAGE CARRYING   AVERAGE  CARRYING   AVERAGE  CARRYING AVERAGE CARRYING AVERAGE
                              VALUE    YIELD    VALUE     YIELD     VALUE     YIELD     VALUE   YIELD   VALUE    YIELD
                            --------  ------- --------   -------  --------   -------  -------- ------- -------- -------
DECEMBER 31, 1996
     U.S. Government and
        agency obligations    $ --        --%  $12,943     6.27%   $ 3,973     6.91%   $   --     --%  $16,916   6.42%
     Municipal securities .     --        --     1,059     4.71      7,119     5.42        --     --     8,178   5.33
     Mortgage-backed
        securities ........    331      6.49     1,695     6.49      2,838     6.49     9,442   6.49    14,306   6.49
                              ----      ----   -------     ----    -------    -----    ------   ----   -------   ----

     Total ................   $331      6.49%  $15,697     6.18%   $13,930     6.06%   $9,442   6.49%  $39,400   6.21%
                              ====      ====   =======     ====    =======    =====    ======   ====   =======   ====

During the year ended December 31, 1996, the Bank's primary sources of funds consisted of principal payments on loans and investment securities, proceeds from sales and maturities of investment securities and net increases in deposits. Fort Brooke used its capital resources principally to purchase investment securities and fund existing and continuing loan commitments. At December 31, 1996, the Bank had commitments to originate loans totalling $7.5 million. Scheduled maturities of certificates of deposit during the 12 months following December 31, 1996 totalled $62.2 million as of December 31, 1996. Management believes that Fort Brooke has adequate resources to fund all its commitments, that substantially all of its existing commitments will be funded in 1996 and, if so desired, that it can adjust the rates on certificates of deposit to retain deposits in a changing interest rate environment.

                         REGULATORY CAPITAL REQUIREMENTS

Under FDIC regulations, the Bank is required to meet certain minimum regulatory capital requirements. This is not a valuation allowance and has not been created by charges against earnings. It represents a restriction on stockholders' equity.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the State and Federal regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                                                         TO BE WELL
                                                                                                     CAPITALIZED UNDER
                                                                                FOR CAPITAL          PROMPT CORRECTIVE
                                                        ACTUAL               ADEQUACY PURPOSES:      ACTION PROVISIONS:
                                                 --------------------       --------------------     ------------------
                                                 AMOUNT         RATIO       AMOUNT         RATIO       AMOUNT  RATIO
                                                 ------         -----       ------         -----       ------  -----
     AS OF DECEMBER 31, 1996:
         Total capital (to Risk
         Weighted Assets)....................    $17,900        12.09%     $11,844         8.00%      $14,805  10.0%
         Tier I Capital (to Risk
         Weighted Assets)....................     16,049        10.84        5,922          4.00        8,883   6.0
         Tier I Capital
         (to Average Assets).................     16,049         8.08        7,945          4.00        9,932   5.0

                         ASSET AND LIABILITY MANAGEMENT

As part of its asset and liability management, Fort Brooke has emphasized establishing and implementing internal asset-liability decision processes, as well as communications and control procedures to aid in managing the Bank's earnings. Management believes that these processes and procedures provide Fort Brooke with better capital planning, asset mix and volume controls, loan-pricing guidelines, and deposit interest-rate guidelines which should result in tighter controls and less exposure to interest-rate risk.

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest-rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. The gap ratio is computed as RSA/RSL. A gap ratio of 1.0% represents perfect matching. A gap is considered positive when the amount of interest-rate sensitive assets exceeds interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. During a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would adversely affect net interest income.

In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on the results of operations, Fort Brooke's management continues to monitor asset and liability management policies to better match the maturities and repricing terms of its interest-earning assets and interest-bearing liabilities. Such policies have consisted primarily of: (i) emphasizing the origination of adjustable-rate loans; (ii) maintaining a stable core deposit base; and (iii) maintaining a significant portion of liquid assets (cash and short-term investments).

Fort Brooke has also maintained a relatively large portfolio of liquid assets (cash and assets maturing or repricing in one year or less) in order to reduce its vulnerability to shifts in market rates of interest. At December 31, 1996, 8.8% of Fort Brookes' total assets consisted of cash and short-term U.S. Government securities. Furthermore, as of such date, Fort Brooke's liquidity ratio was 29.2%.

Fort Brooke also seeks to maintain a large stable core deposit base by providing quality service to its customers without significantly increasing its cost of funds or operating expenses. The success of Fort Brookes' core deposit strategy is demonstrated by the stability of its money-market deposit accounts, savings accounts and NOW accounts, which totaled $52.2 million, representing 28.1% of total deposits at December 31, 1996. These accounts bore a weighted average nominal rate of 2.32% at December 31, 1996. Management anticipates that these accounts will increase and in the future comprise a significant portion of its deposit base.

As of December 31, 1996, Fort Brookes' one-year negative interest-rate sensitivity gap in dollars was $18.2 million. Although management believes that the implementation of the foregoing strategies has reduced the potential adverse effects of changes in interest rates on Fort Brookes' results of operations, any substantial and prolonged increase in market rates of interest could have an adverse impact on Fort Brookes' results of operations. Management of Fort Brooke monitors Fort Brookes' interest-rate sensitivity on a quarterly basis. Management utilizes the abilities of First Tennessee Bank to provide a practical and a theoretical Gap report. The practical Gap is based on the Federal Reserve Board's March 26, 1993 draft for incorporating Interest-Rate Risk into Risk-based Capital Standards. Management believes that its present gap position is appropriate for the current interest rate environment.

Fort Brooke's management goals are ahead of expectations in all areas including liquidity, volatile dependency and rate sensitivity. Although management believes little can be done until the maturity of Fort Brooke's deposits occur to effect changes in rate sensitivity, the asset mix continues to move towards less rate sensitivity pursuant to our goals for all time periods.

Management believes that a negative GAP will continue in the one year time period, however, it should decline in line with our funds management goals.

The following table sets forth certain information relating to the Bank's interest-earning assets and interest-bearing liabilities at December 31, 1996 that are estimated to mature or are scheduled to reprice within the period shown
(1).

                                                                                      MORE THAN
                                                                                     ONE YEAR TO      MORE THAN
                                                                   ONE YEAR          FIVE YEARS       FIVE YEARS         TOTAL
                                                                   --------          ----------       ----------         -----
                                                                                       (DOLLARS IN THOUSANDS)
Mortgage commercial and consumer loans (1) (2):
  Adjustable rate (all property types) .......................    $  71,674             4,367               --           76,041
  Fixed rate .................................................       12,310            23,652           29,130           65,092
                                                                  ---------           -------           ------          -------

          Total loans ........................................       83,984            28,019           29,130          141,133

Interest-bearing deposits with banks .........................        8,179                --               --            8,179
Investments (3)(4) ...........................................        8,545            15,483           16,181           40,209
                                                                  ---------           -------           ------          -------

          Total rate-sensitive assets ........................      100,708            43,502           45,311          189,521
                                                                  ---------           -------           ------          -------

Deposit accounts (5):
  Certificates of deposit ....................................       63,806            30,716               --           94,522
  Savings and NOW accounts ...................................       35,571                --               --           35,571
  Money market accounts ......................................       16,653                --               --           16,653
  Other borrowings ...........................................        2,867                --               --            2,867
                                                                  ---------           -------           ------          -------

          Total rate-sensitive liabilities ...................      118,897            30,716               --          149,613
                                                                  ---------           -------           ------          -------

GAP (repricing differences) ..................................    $ (18,189)           12,786           45,311           39,908
                                                                  =========           =======           ======          =======

Cumulative GAP ...............................................    $ (18,189)           (5,403)          39,908
                                                                  =========           =======           ======

Cumulative GAP/total assets ..................................        (8.84)%           (2.63)%          19.40%
                                                                  =========           =======           ======

-------------------------

(1) In preparing the table above, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed rate loans are scheduled, including repayment, according to their maturities.

(2)      Excludes nonaccrual loans.

(3)      Investments are scheduled through repricing and maturity dates.

(4)      Includes Federal Home Loan Bank stock.

(5) Checking accounts, NOW accounts, and savings accounts are regarded as ready accessible withdrawable accounts. All other time accounts are scheduled through the maturity dates.

         The table below sets forth the contractual maturity of Fort Brooke's total loan portfolio at December 31, 1996. Demand loans, secured exclusively by passbook savings or CD's and having no stated schedule of repayments and no stated maturity, are reported as due within one year. The table does not reflect anticipated prepayments.


                                      RESIDENTIAL        COMMERCIAL        CONSUMER
                                             REAL              REAL             AND
                                           ESTATE            ESTATE           OTHER
DECEMBER 31,                                LOANS             LOANS           LOANS            TOTAL
------------                             --------        ----------           -----            -----
                                                                 (IN THOUSANDS)
1997...................................  $ 2,709           15,013           29,464            47,186
1998...................................    1,451           14,940            4,321            20,712
1999...................................    1,057           14,388            2,954            18,399
2000...................................    2,223           10,134            2,831            15,188
2001 and thereafter....................   27,770            8,803            3,075            39,648
                                         -------           ------           ------           -------

     Total.............................  $35,210           63,278           42,645           141,133
                                         =======           ======           ======           =======

The following table show the distribution of, and certain other information relating to, Fort Brooke Bank deposit accounts by type:

                                                                             AT DECEMBER 31,
                                               ---------------------------------------------------------------------------
                                                          1996                     1995                       1994
                                                ----------------------    ----------------------    ----------------------
                                                                 % OF                      % OF                     % OF
                                                AMOUNT         DEPOSIT    AMOUNT        DEPOSIT     AMOUNT         DEPOSIT
                                                ------         -------    ------        -------     ------         -------
                                                                          (DOLLARS IN THOUSANDS)
Demand deposits ...........................    $ 39,141          21.1%   $ 35,181          20.9%   $ 28,892          18.3%
Savings and NOW deposits ..................      35,571          19.1      31,334          18.6      32,170          20.3
Money market deposits .....................      16,653           9.0      21,551          12.8      28,508          18.1
                                               --------      --------    --------      --------    --------      --------

     Subtotal .............................      91,365          49.2      88,066          52.3      89,570          56.7
                                               --------      --------    --------      --------    --------      --------

Certificate of deposits:
     2.00% - 3.99% ........................          --            --          --            --      15,405           9.8
     4.00% - 5.99% ........................      68,315          36.8      54,201          32.2      50,135          31.7
     6.00% - 7.99% ........................      26,207          14.0      26,030          15.5       2,767           1.8
                                               --------      --------    --------      --------    --------      --------

     Total certificates of deposit (1) ....      94,522          50.8      80,231          47.7      68,307          43.3
                                               --------      --------    --------      --------    --------      --------

     Total deposits .......................    $185,887         100.0%   $168,297         100.0%   $157,877         100.0%
                                               ========      ========    ========      ========    ========      ========

The following table shows the average amount of and the average rate paid on each of the following deposit account categories during the periods indicated:

                                                                                     YEAR ENDED DECEMBER 31,
                                                           ------------------------------------------------------------------------
                                                                   1996                       1995                      1994
                                                           -------------------        -------------------       -------------------
                                                           AVERAGE     AVERAGE        AVERAGE     AVERAGE       AVERAGE     AVERAGE
                                                           BALANCE      YIELD         BALANCE      YIELD        BALANCE      YIELD
                                                           -------      -----         -------      -----        -------      -----
Noninterest bearing check accounts ................       $ 35,345        --%        $ 30,867         --%      $26,166         --%

NOW and savings accounts ..........................         32,858       1.99          31,331       2.11        32,086       2.03

Money market accounts .............................         19,912       2.76          23,296       2.96        27,158       2.38

Certificates of deposit ...........................         83,220       5.53          74,911       5.52        70,157       4.48
                                                          --------       ----        --------       ----      --------       ----

     Total deposits ...............................       $171,335       3.17%       $160,405       3.42%     $155,567       2.86%
                                                          ========       ====        ========       ====      ========       ====

The following table presents for various interest rate categories the amounts of outstanding certificates of deposit at December 31, 1996 which mature during the periods indicated:


                                                                      YEAR ENDING DECEMBER 31,
                                                    --------------------------------------------------------------
                                                                                               2001 AND
                                                      1997       1998      1999      2000     THEREAFTER     TOTAL
                                                      ----       ----      ----      ----     ----------     -----
DECEMBER 31, 1996:
4.00% - 4.99%...................................    $10,001         --        --        --          --      10,001
5.00% - 5.99%...................................     52,869         --     1,635     3,126         684      58,314
6.00% - 6.99%...................................        227     21,004     3,987        --         989      26,207
                                                    -------     ------     -----     -----      ------      ------

Total certificates of deposit...................    $63,097     21,004     5,622     3,126       1,673      94,522
                                                    =======     ======     =====     =====      ======      ======

The following table sets forth the net deposit flows of the Bank during the periods indicated:


                                                                                         YEAR ENDED DECEMBER 31,
                                                                                     --------------------------------
                                                                                       1996         1995        1994
                                                                                       ----         ----        ----
                                                                                          (DOLLARS IN THOUSANDS)
Net increase (decrease) before interest credit.....................................  $17,565       10,255       (286)

Net interest credited..............................................................       25          165        (49)
                                                                                     -------       ------        ---

Net deposit increase (decrease)....................................................  $17,590       10,420       (335)
                                                                                     =======       ======        ===

Jumbo certificates ($100,000 and over) mature as follows (in thousands):

                                                                   DECEMBER 31,
                                                                   ------------
                                                                       1996
                                                                       ----
Due three months or less...........................................  $ 5,699
Due over three months to six months................................    2,126
Due over six months to one year....................................    4,284
Due over one year..................................................    4,754
                                                                     -------

                                                                     $16,863
                                                                     =======

                COMPARISON OF YEARS ENDED DECEMBER 1996 AND 1995

GENERAL

Net earnings for the year ended December 31, 1996 were $830,000 or $.83 per share compared to $1.7 million or $1.65 per share for 1995. The decrease in earnings was due primarily to an increase in the deposit insurance premiums as well as increased noninterest expenses associated with the pending acquisition of the Company.

INTEREST INCOME AND EXPENSE

Interest income increased $1.0 million or .71% to $14.9 million during the year ended December 31, 1996. Interest on loans increased $1.1 million to $12.0 million due an increase in the average loan portfolio from $114.5 million during 1995 to $129.3 million during 1996. The increase was partially offset by a decrease in the weighted average yield earned from 9.50% during the year 1995 to 9.28% during the year ended December 31, 1996. Interest on investment securities decreased $43,000 to $2.5 million due to a decrease in the average investment securities from $43.0 million during 1995 to $40.6 million during 1996. This decrease was partially offset by an increase in the average yield on securities during 1996 compared with 1995.

Interest expense on deposit accounts increased from $5.5 million for the year ended December 31, 1995 to $5.8 million for the year ended December 31, 1996. This increase was primarily the result of an increase in the average interest-bearing deposits from 1995 to 1996.

PROVISION FOR LOAN LOSSES

The provision for loan losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by the Bank, industry standards, the amount of nonperforming loans, general economic conditions, particularly as they relate to the Bank's market areas, and other factors related to the collectibility of the Bank's loan portfolio. The provision for loan losses increased from $705,000 for the year ended December 31, 1995 to $762,000 during 1996. The allowance for loan losses increased from $1.7 million at December 31, 1995 to $2.7 million at December 31, 1996. Nonperforming assets to total assets decreased to .68% at December 31, 1996 from 1.10% at December 31, 1995. Management has adopted a more stringent method of determining these allowances including a more aggressive and more standardized approach to grading loans as well as using standard factors for calculating estimated losses on nonclassified loans. Management has made this change effective December 31, 1994 and has reported the effect of this change in the fourth quarter of 1994. This change resulted in an provision of $.8 million recorded in the fourth quarter of 1994. While management believes that its allowance for loan losses is adequate as of December 31, 1996, future adjustments to the Bank's allowance for loan losses may be necessary if economic conditions differ substantially from the assumptions used in making the determination.

NONINTEREST EXPENSE

Total noninterest expense increased $2.4 million for the year ended December 31, 1996 from the year ended December 31, 1995. Compensation increased $632,000 primarily as a result of an increase in staff. Occupancy expense increased $209,000 due to the opening of a new branch. Noninterest expense also included the one-time SAIF recapitalization assessment of $648,000. There were also increases in loss on real estate owned, real estate expenses and professional fees and other expenses relating to the pending acquisition of the Company.

INCOME TAX PROVISION

The income tax provision decreased from $1.1 million for the year ended December 31, 1995 to $.5 million for 1996 due to decreased earnings before income taxes.

                COMPARISON OF YEARS ENDED DECEMBER 1995 AND 1994

GENERAL

Net earnings for the year ended December 31, 1995 were $1.7 million or $1.65 per share compared to $619,000 or $.63 per share for 1994. The increase in earnings was due primarily to an increase in net interest income as well as a decrease in noninterest expense.

INTEREST INCOME AND EXPENSE

Interest income increased $2.3 million or 19.9% to $13.9 million during the year ended December 31, 1995. Interest on loans increased $2.1 million to $10.9 million due to an increase in the weighted average yield from 8.74% during the year ended December 31, 1994 to 9.50% during the year ended December 31, 1995. The increase was also due to an increase in the average loan portfolio from $100.9 million during 1994 to $114.5 million during 1995. Interest on investment securities increased $170,000 to $2.6 million due to an increase in the average yield from 5.07% during 1994 to 5.97% during 1995. This increase was partially offset by a decrease in the average amount invested in securities during 1995 compared with 1994.

Interest expense on deposit accounts increased from $4.4 million for the year ended December 31, 1994 to $5.5 million for the year ended December 31, 1995. This increase was primarily the result of an increase in rates paid on deposits.

PROVISION FOR CREDIT LOSSES

The provision for credit losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by the Bank, industry standards, the amount of nonperforming loans, general economic conditions, particularly as they relate to the Bank's market areas, and other factors related to the collectibility of the Bank's loan portfolio. The provision for loan losses increased from $184,000 for the year ended December 31, 1994 to $705,000 during 1995. The allowance for loan losses increased from $1.6 million at December 31, 1994 to $1.7 million at December 31, 1995. Nonperforming assets to total assets decreased to 1.10% at December 31, 1995 from 1.47% at December 31, 1994.

NONINTEREST EXPENSE

Total noninterest expense decreased $1.1 million for the year ended December 31, 1995 from the year ended December 31, 1994. Compensation decreased $389,000 primarily as a result of a severance package with an officer of Merchant during 1994 with no corresponding amount in 1995. Occupancy expense decreased $336,000 primarily due to a decrease in rent expense resulting from the purchase of the Bank's headquarters as well as a general decrease in operating expenses. Other expenses decreased $334,000 due in part to the acquisition costs of Merchant incurred during 1994 with no corresponding amounts in 1995.

INCOME TAX PROVISION

The income tax provision increased from $412,000 for the year ended December 31, 1994 to $1.1 million for 1995 due to increased earnings before income taxes.

                     IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and related data presented herein have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of Fort Brooke are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

                         FUTURE ACCOUNTING REQUIREMENTS

The FASB has issued Statement of Financial Accounting Standards No. 125 ("SFAS 125"). This Statement provides accounting and reporting standards for transfers and servicing of financial assets as well as extinguishments of liabilities. This Statement also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 125 is effective for transfers and servicing of financial assets as well as extinguishments of liabilities occurring in 1997. Management does not anticipate SFAS 125 will have a material impact on the Bank.

The following tables present summarized (unaudited) quarterly data (dollars in thousands, except per share amounts):

                                                                FIRST         SECOND        THIRD        FOURTH
                                                               QUARTER       QUARTER       QUARTER       QUARTER         TOTAL
    YEAR ENDED DECEMBER 31, 1996:
            Interest income .................................  $3,568         3,701         3,728         3,884         14,881
            Interest expense ................................   1,455         1,411         1,458         1,566          5,890
                                                               ------        ------         -----        ------         ------

            Net interest income .............................   2,113         2,290         2,270         2,318          8,991

            Provision for credit losses .....................      22           (61)            9           792            762
                                                               ------        ------         -----        ------         ------
            Net interest income after provision
                for credit losses ...........................   2,091         2,351         2,261         1,526          8,229
                                                               ------        ------         -----        ------         ------

            Other income ....................................     389           351           391           433          1,564
            Other expense ...................................   1,721         1,896         2,392         2,485          8,494
                                                               ------        ------         -----        ------         ------

            Earnings before income tax provision ............     759           806           260          (526)         1,299
            Income tax provision ............................     258           274            92          (155)           469
                                                               ------        ------         -----        ------         ------

            Net earnings ....................................  $  501           532           168          (371)           830
                                                               ======        ======         =====        ======         ======

            Earnings per share ..............................  $  .50           .53           .17          (.37)           .83
                                                               ======        ======         =====        ======         ======

    YEAR ENDED DECEMBER 31, 1995:
            Interest income .................................  $3,301         3,502         3,528         3,598         13,929
            Interest expense ................................   1,236         1,383         1,486         1,483          5,588
                                                               ------        ------         -----        ------         ------

            Net interest income .............................   2,065         2,119         2,042         2,115          8,341

            Provision for credit losses .....................      19           155           304           227            705
                                                               ------        ------         -----        ------         ------
            Net interest income after provision
                for credit losses ...........................   2,046         1,964         1,738         1,888          7,636
                                                               ------        ------         -----        ------         ------

            Other income ....................................     318           315           343           290          1,266
            Other expense ...................................   1,641         1,545         1,570         1,373          6,129
                                                               ------        ------         -----        ------         ------

            Earnings before income tax provision ............     723           734           511           805          2,773
            Income tax provision ............................     289           294           204           322          1,109
                                                               ------        ------         -----        ------         ------

            Net earnings ....................................  $  434           440           307           483          1,664
                                                               ======        ======         =====        ======         ======

            Earnings per share ..............................  $  .43           .44           .31           .48           1.65
                                                               ======        ======         =====        ======         ======

                           FORT BROOKE BANCORPORATION

                           CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                                             AT DECEMBER 31,
           ASSETS                                                                      1996                 1995
                                                                                       ----                 ----
Cash and due from banks .........................................................   $  17,722              11,997
Securities available for sale ...................................................      21,389              24,077
Securities held to maturity .....................................................      18,011              19,642
Loans receivable, net of allowance for loan losses of $2,682 in 1996
      and $1,702 in 1995 ........................................................     138,487             122,511
Other real estate owned .........................................................         959               1,147
Premises and equipment ..........................................................       5,495               4,723
Restricted securities, Federal Home Loan Bank stock .............................         809                 809
Accrued interest receivable .....................................................       1,308               1,266
Deferred tax asset ..............................................................         392                 211
Refundable income taxes .........................................................         120                  --
Other assets ....................................................................         994                 733
                                                                                    ---------            --------

                Total ...........................................................   $ 205,686             187,116
                                                                                    =========            ========

           LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
      Demand deposits ...........................................................      39,141              35,181
      Savings and NOW deposits ..................................................      35,571              31,334
      Money-market deposits .....................................................      16,653              21,551
      Other time deposits .......................................................      94,522              80,231
                                                                                    ---------            --------

                Total deposits ..................................................     185,887             168,297

      Advances by borrowers for taxes and insurance .............................          85                 128
      Short-term borrowings .....................................................       2,867               1,965
      Accrued interest payable ..................................................         515                 490
      Current income taxes ......................................................          --                 158
      Other liabilities .........................................................         619                 278
                                                                                    ---------            --------

                Total liabilities ...............................................     189,973             171,316
                                                                                    ---------            --------

Commitments and contingencies (Notes 4, 8 and 12)

Stockholders' equity:
      Common stock, $.001 par value; 10,000,000 shares authorized,
           990,553 and 1,005,920 issued and outstanding .........................           1                   1
      Additional paid-in capital ................................................      12,424              12,617
      Retained earnings .........................................................       3,433               3,298
      Net unrealized loss on available-for-sale securities net of
           tax of $73 in 1996 and $77 in 1995 ...................................        (145)               (116)
                                                                                    ---------            --------

                Total stockholders' equity ......................................      15,713              15,800
                                                                                    ---------            --------

                Total ...........................................................   $ 205,686             187,116
                                                                                    =========            ========




See accompanying Notes to Consolidated Financial Statements.

                           FORT BROOKE BANCORPORATION

                       CONSOLIDATED STATEMENTS OF EARNINGS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                        YEAR ENDED DECEMBER 31,
                                                                            ---------------------------------------------
                                                                               1996               1995             1994
                                                                               ----               ----             ----
Interest income:
      Loans receivable .................................................... $  12,000             10,883            8,824
      Securities ..........................................................     2,524              2,567            2,397
      Other interest-earning assets .......................................       357                479              392
                                                                            ---------         ----------         --------

           Total interest income ..........................................    14,881             13,929           11,613
                                                                            ---------         ----------         --------

Interest expense:
      Deposits ............................................................     5,804              5,487            4,448
      Other borrowed funds ................................................        86                101               56
                                                                            ---------         ----------         --------

           Total interest expense .........................................     5,890              5,588            4,504
                                                                            ---------         ----------         --------

           Net interest income ............................................     8,991              8,341            7,109

Provision for loan losses .................................................       762                705              184
                                                                            ---------         ----------         --------

           Net interest income after provision for loan losses ............     8,229              7,636            6,925
                                                                            ---------         ----------         --------

Noninterest income:
      Fees and service charges ............................................     1,389              1,206            1,173
      Loss on sale of securities available for sale .......................       (22)               (24)             (16)
      Other ...............................................................       197                 84              162
                                                                            ---------         ----------         --------

           Total noninterest income .......................................     1,564              1,266            1,319
                                                                            ---------         ----------         --------

Noninterest expenses:
      Salaries and employee benefits ......................................     3,592              2,960            3,349
      Occupancy and equipment .............................................     1,332              1,123            1,459
      Data processing .....................................................       477                330              306
      Deposit insurance premium ...........................................       238                329              400
      SAIF recapitalization assessment ....................................       648                 --               --
      Advertising .........................................................       144                100               94
      Real estate expense .................................................       312                137              141
      Write-down on other estate owned ....................................       225                 55               81
      Professional fees ...................................................       269                165              145
      Other ...............................................................     1,257                930            1,238
                                                                            ---------         ----------         --------

           Total noninterest expenses .....................................     8,494              6,129            7,213
                                                                            ---------         ----------         --------

Earnings before income taxes ..............................................     1,299              2,773            1,031

           Income taxes ...................................................       469              1,109              412
                                                                            ---------         ----------         --------

Net earnings .............................................................. $     830              1,664              619
                                                                            =========         ==========         ========

Earnings per share ........................................................ $     .83               1.65              .63
                                                                            =========         ==========         ========

Weighted-average number of shares outstanding .............................   998,595          1,005,920          984,711
                                                                            =========         ==========         ========






See accompanying Notes to Consolidated Financial Statements.

                           FORT BROOKE BANCORPORATION

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)



                                                                                      UNREALIZED
                                                                                      GAIN (LOSS)
                                                                                          ON
                                                           ADDITIONAL                  AVAILABLE-      TOTAL
                                              NUMBER OF      COMMON      PAID-IN        RETAINED      FOR-SALE     STOCKHOLDERS'
                                               SHARES        STOCK       CAPITAL        EARNINGS     SECURITIES       EQUITY
Balance at December
    31, 1993 ..............................    878,967         $1         10,967          2,375          128          13,471

Net earnings ..............................         --          -             --            619           --             619

Issuance of common stock ..................     35,677          -            293             --           --             293

Unrealized loss on
    available-for-sale
    securities ............................         --          -             --             --         (626)           (626)
                                            ----------         --        -------         ------         ----         -------

Balance at December
    31, 1994 ..............................    914,644          1         11,260          2,994         (498)         13,757

Net earnings ..............................         --          -             --          1,664           --           1,664

Stock dividend ............................     91,276          -          1,357         (1,357)          --              --

Payment fractional shares .................         --          -             --             (3)          --              (3)

Unrealized gain on
    available-for-sale
    securities ............................         --          -             --             --          382             382
                                            ----------         --        -------         ------         ----         -------

Balance at December
    31, 1995 ..............................  1,005,920          1         12,617          3,298         (116)         15,800

Purchase and retirement of
    shares from dissenting
    stockholders upon
    formation of Holding
    Company ...............................    (15,367)         -           (193)          (207)                        (400)

Net earnings ..............................         --          -             --            830           --             830

Cash dividends ............................         --          -             --           (488)                        (488)

Unrealized loss on available-
    for-sale securities ...................         --          -             --             --          (29)            (29)
                                            ----------         --        -------         ------         ----         -------

Balance at December
    31, 1996 ..............................    990,553         $1         12,424          3,433         (145)         15,713
                                            ==========         ==        =======         ======         ====         =======




See accompanying Notes to Consolidated Financial Statements.

                           FORT BROOKE BANCORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                ------------------------------------
                                                                                1996            1995            1994
                                                                                ----            ----            ----
Cash flows from operating activities:
      Net earnings .......................................................   $    830           1,664             619
      Adjustments to reconcile net earnings to net
           cash provided by operating activities:
           Depreciation ..................................................        611             482             594
           Provision for loan losses .....................................        762             705             184
           Loss from sale of available-for-sale securities ...............         22              24              16
           Net amortization of fees, premiums and discounts ..............       (175)           (115)           (148)
           Write-down on other real estate owned .........................        225              55              81
           Loss (gain) on sale of other real estate owned ................          3              38             (34)
           (Increase) decrease in other assets ...........................       (261)             10             (55)
           Increase in accrued interest receivable .......................        (42)           (162)           (191)
           Increase (decrease) in accrued interest payable ...............         25             165             (49)
           Deferred income tax provision (credit) ........................       (163)             64            (263)
           Increase in refundable income taxes ...........................       (120)             --              --
           Increase in current income taxes ..............................       (158)             32              41
           Increase (decrease) increase in other liabilities .............        341             (27)             14
                                                                             --------         -------         -------

                Net cash flow provided by operating activities ...........      1,900           2,935             809
                                                                                              -------         -------

Cash flows from investing activities:
      Purchase of securities .............................................    (14,218)        (25,672)        (23,133)
      Proceeds from sales of available-for-sale securities ...............      6,347          11,936          11,526
      Proceeds from the maturities of securities .........................      8,679          13,120           3,500
      Proceeds from sale of Federal Reserve Bank stock ...................         --              --             110
      Principal repayments on investment securities ......................      3,442           2,541           6,076
      Net increase in loans ..............................................    (16,689)        (10,458)        (10,741)
      Proceeds from sales of other real estate owned .....................         86             343             858
      Net additions of premises and equipment ............................     (1,383)           (774)           (801)
                                                                             --------         -------         -------

                Net cash used in investing activities ....................    (13,736)         (8,964)        (12,605)
                                                                             --------         -------         -------

Cash flows from financing activities:
      Net increase (decrease) in demand, savings, NOW and
           money-market deposits .........................................      3,299          (1,504)          8,865
      Net increase (decrease) in time deposits ...........................     14,291          11,924          (9,200)
      Net (decrease) increase in advance payments by
           borrowers for taxes and insurance .............................        (43)            (74)            119
      Increase (decrease) in short-term borrowings .......................        902            (753)          2,505
      Sale of common stock ...............................................         --              --             293
      Cash dividend paid .................................................       (488)             (3)             --
      Retirement of common shares from dissenting shareholders ...........       (400)             --              --
                                                                             --------         -------         -------

                Net cash provided by financing activities ................     17,561           9,590           2,582
                                                                             --------         -------         -------

                Net increase (decrease) in cash and cash equivalents .....      5,725           3,561          (9,214)

Cash and cash equivalents at beginning of year ...........................     11,997           8,436          17,650
                                                                             --------         -------         -------

Cash and cash equivalents at end of year .................................   $ 17,722          11,997           8,436
                                                                             ========         =======         =======




See accompanying Notes to Consolidated Financial Statements.

                           FORT BROOKE BANCORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, BACKGROUND AND BUSINESS COMBINATION

      GENERAL. Fort Brooke Bancorporation (the "Holding Company") is a one-bank holding company and its only current business is the ownership and operation of Fort Brooke Bank (the "Bank"). The Holding Company and the Bank are collectively referred to as the "Company." On July 10, 1996, the common stockholders of the Bank exchanged their common shares for common shares of the Holding Company, and at that time the Bank became a wholly-owned subsidiary of the Holding Company. The formation of the Holding Company and exchange of shares has been accounted for as a pooling of interests. Shares held by dissenting shareholders were purchased and retired prior to the exchange.

         The Bank is a state-chartered SAIF-insured commercial bank headquartered in Brandon, Florida. The Bank, through eight banking offices, provides a wide-range of banking services to individuals and businesses located primarily in Hillsborough County, Florida. The Bank also owned all of the common shares of BDW Holdings Inc. (Subsidiary). The subsidiary's only business activity was the ownership of a parcel of other real estate. BDW Holdings, Inc., was dissolved in December, 1996.

     BUSINESS COMBINATION. On July 13, 1994, the Bank merged with the
         Merchant Bancorporation of Florida ("Merchant"). Merchant was a one-bank holding company. Merchant was merged with and into the Bank and 397,904 shares of the Bank's common stock were issued in exchange for all of the outstanding common stock of Merchant. The merger was accounted for as a pooling of interests, and accordingly, the accompanying consolidated financial statements have been restated for all periods prior to the acquisition to include the results of earnings, financial positions, and cash flows of Merchant. Expenses of $192,000 relating to the acquisition of Merchant were charged to expense during 1994.

     Net interest income and net earnings for the individual entities were as follows (in thousands):

                                                                               JANUARY
                                                                               1, 1994
                                                                               THROUGH
                                                                              JUNE 30,
                                                                              --------
                                                                                1994
                                                                                ----
Net interest income after provision for
     credit losses and other income:
     Fort Brooke Bank ................................................         $ 2,551
     Merchant ........................................................           1,378
                                                                               -------
          Combined ...................................................         $ 3,929
                                                                               =======

Net earnings:
     Fort Brooke Bank ................................................             115
     Merchant ........................................................              89
                                                                               -------

          Combined ...................................................         $   204
                                                                               =======


                                                                    (continued)

                           FORT BROOKE BANCORPORATION

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, BACKGROUND AND BUSINESS COMBINATION

      BASIS OF PRESENTATION. The accompanying consolidated financial statements of the Company include the accounts of the Holding Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices within the banking industry. The following summarizes the more significant of these policies and practices.

      ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      CASH AND CASH EQUIVALENTS. For purposes of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance-sheet captions as "cash and due from banks."

      SECURITIES AVAILABLE FOR SALE. Available-for-sale securities consist of
            United States government and agency obligations, municipal bonds and mortgage-backed securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in a separate component of stockholders' equity until realized.

            Gains and losses on the sale of available-for-sale securities are determined using the specific- identification method.

            Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

            Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary would be included in earnings as realized loss.

      SECURITIES HELD TO MATURITY. United States government and agency obligations, municipal bonds and mortgage-backed securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

                                                                    (continued)

                           FORT BROOKE BANCORPORATION

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, BACKGROUND AND BUSINESS COMBINATION, CONTINUED
      LOANS RECEIVABLE. Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

          Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

          The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

          The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

          For impairment recognized in accordance with these Statements, the entire change in the present value of expected cash flows, or the entire change in estimated fair value of collateral for collateral dependent loans is reported as a provision for credit losses in the same manner in which impairment initially was recognized or as a reduction in the amount of the provision that otherwise would be reported.

      OTHER REAL ESTATE OWNED. Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in the statements of earnings.

      INCOME TAXES. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

      PREMISES AND EQUIPMENT. Land is carried at cost. Premises, furniture and equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the assets.

      OFF-BALANCE-SHEET INSTRUMENTS. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded.



                                                                    (continued)

                           FORT BROOKE BANCORPORATION

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, BACKGROUND AND BUSINESS COMBINATION, CONTINUED FAIR VALUES OF FINANCIAL INSTRUMENTS. The following methods and assumptions were used by the Company in estimating fair values of financial instruments disclosed herein:

           CASH AND CASH EQUIVALENTS. The carrying amounts of cash and due from banks approximate their fair value.

           SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY. Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

           LOANS. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

           DEPOSIT LIABILITIES. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

           SHORT-TERM BORROWINGS. Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

           ACCRUED INTEREST. The carrying amounts of accrued interest approximate their fair values.

           OFF-BALANCE-SHEET INSTRUMENTS. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

      ADVERTISING.  The Company expenses all media advertising as incurred.

      PER SHARE AMOUNTS. Per share amounts are computed by dividing net earnings by the weighted-average number of common shares outstanding during the period. Because there is no active market for the Company's common shares, the outstanding stock options were not considered in the calculation of the weighted-average number of shares outstanding. All per share amounts have been presented to show the effect of the ten percent stock dividend declared in 1995.

      FUTURE ACCOUNTING REQUIREMENTS. The FASB has issued Statement of
           Financial Accounting Standards No. 125 ("SFAS 125"). This Statement provides accounting and reporting standards for transfers and servicing of financial assets as well as extinguishments of liabilities. This Statement also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 125 is effective for transfers and servicing of financial assets as well as extinguishments of liabilities occurring in 1997. Management does not anticipate SFAS 125 will have a material impact on the Bank.

      RECLASSIFICATION. Certain amounts in the 1994 and 1995 financial statements have been reclassified to conform with the 1996 presentation.

                                                                    (continued)

                           FORT BROOKE BANCORPORATION

(2) SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY

      Debt securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values are summarized as follows (in thousands):

                                                                 GROSS        GROSS
                                                 AMORTIZED     UNREALIZED   UNREALIZED         FAIR
                                                    COST        GAINS        LOSSES           VALUE
                                                    ----        -----        ------           -----
       AVAILABLE FOR SALE:
       AT DECEMBER 31, 1996:
       U S  Government and agency obligations ..  $ 9,550          8          103             9,455
       Municipal bonds .........................    3,291         82           42             3,331
       Mortgage-backed securities ..............    8,766          9          172             8,603
                                                  -------        ---          ---            ------

          Total ................................  $21,607         99          317            21,389
                                                  =======        ===          ===            ======

    AT DECEMBER 31, 1995:
       U S  Government and agency obligations ..   11,832         39           15            11,856
       Municipal bonds .........................      250          2          --                252
       Mortgage-backed securities ..............   12,151         23          205            11,969
                                                  -------        ---          ---            ------

          Total ................................  $24,233         64          220            24,077
                                                  =======        ===          ===            ======

HELD TO MATURITY:
    AT DECEMBER 31, 1996:
       U S  Government and agency obligations ..    7,459          5           22             7,442
       Municipal bonds .........................    4,933         96            6             5,023
       Mortgage-backed securities ..............    5,619         59           12             5,666
                                                  -------        ---          ---            ------

          Total ................................  $18,011        160           40            18,131
                                                  =======        ===          ===            ======

    AT DECEMBER 31, 1995:
       U S  Government and agency obligations ..    9,942         10           34             9,918
       Municipal bonds .........................    2,228         77          --              2,305
       Mortgage-backed securities ..............    7,472         52           21             7,503
                                                  -------        ---          ---            ------

          Total ................................  $19,642        139           55            19,726
                                                  =======        ===          ===            ======






      On December 31, 1993, the Bank adopted Statement of Financial
            Accounting Standards No. 115 and classified investment securities as available for sale and held to maturity. On April 30, 1994 the Bank reclassified certain investment securities from available for sale to held to maturity. In accordance with Statement of Financial Accounting Standards No. 115 the unrealized holding loss at the date of transfer was included as a separate component of stockholders' equity and is being amortized over the remaining term of the associated securities as an adjustment of yield. Unrealized loss on investment securities is summarized below (in thousands):

                                                                                    AT DECEMBER 31,
                                                                                ----------------------
                                                                                1996              1995
                                                                                ----              ----
Unrealized loss on investment securities available
   for sale, net of tax effect of $73 and $62 in 1996 and 1995 .........    $        (145)              (94)
Net unamortized unrealized loss on investment securities
   transferred from available for sale to held to maturity,
   net of tax effect of $15 in 1995 ....................................             --                 (22)
                                                                            -------------     -------------

                                                                            $        (145)             (116)
                                                                            =============     =============

                                                                    (continued)

                           FORT BROOKE BANCORPORATION

(2) SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY, CONTINUED The following summarizes sales of securities (in thousands):

                                                                           YEAR ENDED DECEMBER 31,
                                                                     ---------------------------------
                                                                       1996         1995        1994
                                                                       ----         ----        ----
                                                                                 (IN THOUSANDS)
Proceeds from sale of securities available for sale .............    $ 6,347       11,936      11,526
                                                                     =======      =======     =======

Gross gains from sale of securities available for sale ..........          4            9          22
Gross losses from sale of securities available for sale .........        (26)         (33)        (38)
                                                                     -------      -------     -------

Net (loss) gain .................................................    $   (22)         (24)        (16)
                                                                     =======      =======     =======


    The scheduled maturities of debt securities at December 31, 1996 are as follows (in thousands):

                                                    AVAILABLE-FOR-               HELD-TO-
                                                   SALE SECURITIES         MATURITY SECURITIES
                                                 ------------------        --------------------
                                                 AMORTIZED     FAIR        AMORTIZED     FAIR
                                                    COST      VALUE         COST        VALUE
                                                 -------     ------        -------     ------
Due one year or less ........................    $   248        243           104        103
Due from one to five years ..................      7,068      6,926         8,815      8,726
Due from five to ten years ..................      3,100      3,253         5,035      4,984
Due from ten years and thereafter ...........     11,191     10,967         4,057      4,318
                                                 -------     ------        ------     ------

                                                 $21,607     21,389        18,011     18,131
                                                 =======     ======        ======     ======


      Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

      For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

      At December 31, 1996, securities with an amortized cost of approximately
            $3,460,000 and a market value of $3,448,000, were pledged to secure public deposits and for other purposes required or permitted by law.



                                                                    (continued)

                           FORT BROOKE BANCORPORATION

(3) LOANS RECEIVABLE
    The components of loans in the consolidated balance sheets are as follows (in thousands):

                                                                                     AT DECEMBER 31,
                                                                            -------------------------------
                                                                                  1996              1995
                                                                            -------------     -------------
Real estate loans:
    Residential......................................................       $      34,700            34,539
    Commercial ......................................................              63,546            52,269
                                                                            -------------     -------------

          Total real estate loans ...................................              98,246            86,808

Commercial loans ....................................................              28,594            25,247
Consumer loans ......................................................              14,293            12,109
                                                                            -------------     -------------

          Total loans ...............................................             141,133           124,164

Add (deduct):
       Allowance for credit losses ..................................              (2,682)           (1,702)
       Deferred loan costs, net .....................................                  36                26
       Other, net ...................................................                --                  23
                                                                            -------------     -------------

          Loans receivable, net .....................................       $     138,487           122,511
                                                                            =============     =============

    An analysis of the change in the allowance for loan losses is as follows (in thousands):

                                                                    YEAR ENDED DECEMBER 31,
                                                                  1996      1995          1994
                                                                -------     ------     ------
Balance at beginning of year ................................   $ 1,702      1,562      1,426
                                                                -------     ------     ------

Loans charge-offs ...........................................      (345)      (655)      (151)
Recoveries ..................................................       563         90        103
                                                                -------     ------     ------

   Net loans charged-off ....................................       218       (565)       (48)
                                                                -------     ------     ------

Provision for loan losses ...................................       762        705        184
                                                                -------     ------     ------

Balance at end of year ......................................   $ 2,682      1,702      1,562
                                                                =======     ======     ======



                                                                    (continued)

                           FORT BROOKE BANCORPORATION

(3) LOANS RECEIVABLE, CONTINUED
    The following summarizes the amounts of impaired loans (in thousands):

                                                                                    DECEMBER 31,
                                                                            ---------------------------
                                                                              1996               1995
                                                                            --------           -------
Loans identified as impaired:
    Gross loans with no related allowance for losses                        $   --                --
    Gross loans with related allowance for losses recorded                      --                 263
    Less:  Allowances on these loans                                            --                 (53)
                                                                            --------          --------

Net investment in impaired loans                                            $   --                 210
                                                                            ========          ========

     The average net investment in impaired loans and interest income recognized and received on impaired loans is as follows (in thousands):


                                                                    YEAR ENDED DECEMBER 31,
                                                                    -----------------------
                                                                  1996       1995       1994
                                                                  ----       ----       ----
Average investment in impaired loans ........................   $    46        238        139
                                                                =======     ======     ======
Interest income recognized on impaired loans ................   $  --         --         --
                                                                =======     ======     ======
Interest income received on impaired loans ..................   $  --         --         --
                                                                =======     ======     ======

     At December 31, 1996 and 1995, loans in the approximate amount of $711,000 and $879,000, respectively, were pledged as collateral for the Company's line of credit with the Federal Home Loan Bank of Atlanta.

(4) PREMISES AND EQUIPMENT
     Components of premises and equipment included in the consolidated balance sheets is as follows (in thousands):

                                                                              AT DECEMBER 31,
                                                                              1996       1995
                                                                            --------   --------
Land ...................................................................    $  1,792      1,181
Building and leasehold improvements ....................................       3,662      3,271
Furniture, fixtures and equipment ......................................       3,675      3,405
                                                                            --------   --------

      Total cost .......................................................       9,129      7,857

Less accumulated depreciation ..........................................       3,634      3,134
                                                                            --------   --------

      Net book value ...................................................    $  5,495      4,723
                                                                            ========   ========



                                                                    (continued)

                           FORT BROOKE BANCORPORATION

(4) PREMISES AND EQUIPMENT, CONTINUED
      The Company leases certain facilities under operating leases with noncancellable terms. Rental expense amounted to $241,000, $286,000 and $420,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Rental income amounted to $141,000 and $89,000 for the years ended December 31, 1996 and 1995, respectively. The operating lease agreements contain escalation clauses based upon the consumer price index and increases in proportionate operating costs of the facilities and provide for annual adjustments to the previous year's rental. A summary of the future minimum operating lease commitments are as follows (in thousands):

                                                                   OPERATING        OPERATING
                                                                     LEASE            LEASE
 YEAR ENDING DECEMBER 31,                                           EXPENSE           INCOME
 ------------------------                                           -------           ------
    1997.......................................................      $204              165
    1998.......................................................       173              161
    1999.......................................................       165               99
    2000.......................................................       170              113
    2001.......................................................        92               -
                                                                     ----              ---

                                                                     $804              538
                                                                     ====              ===

(5) LOAN SERVICING
      At December 31, 1996, 1995 and 1994 the Company was servicing loans for others amounting to approximately $9,647,000, $11,336,000 and $13,135,000, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and processing of foreclosures. Loan servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

(6) DEPOSITS
      The aggregate amount of short-term certificates of deposit with a minimum denomination of $100,000 was approximately $19,863,000 and $15,836,000 at December 31, 1996 and 1995, respectively.

      At December 31, 1996, the schedule of maturities for certificate of deposit accounts were as follows (in thousands):

   YEAR ENDING
   DECEMBER 31,
  ------------
     1997.............................................................................     $62,216
     1998.............................................................................      21,004
     1999.............................................................................       5,622
     2000.............................................................................       4,008
     2001 and thereafter..............................................................       1,672
                                                                                           -------
                                                                                           $94,522
                                                                                           =======


                                                                    (continued)

                           FORT BROOKE BANCORPORATION

(7)  SHORT-TERM BORROWINGS

      At December 31, 1996, the Company has agreements to sell investment securities to its customers under revolving sales/repurchase agreements aggregating $4,900,000, and the Company has a $10,000,000 revolving reverse repurchase agreement with another bank. The following table provides information on these agreements (dollars in thousands):

                                                                      YEAR ENDED DECEMBER 31,
                                                                ----------------------------------
                                                                  1996          1995          1994
                                                                  ----          ----         ----
Maximum borrowing at any month-end
   within the year ..........................................   $ 7,167        5,449        4,250
Average borrowing during the year ...........................     2,325        2,091        1,322
Average interest cost during the year .......................      3.70%        4.85%        4.24%
Average interest cost at end of the year ....................      4.25%        3.90%        4.84%

     Securities sold under agreements to repurchase are summarized below (in thousands):


                                                                            AT DECEMBER 31,
                                                                            ---------------
                                                                            1996      1995
                                                                            ----      ----
Customer repurchase agreements ...................................         $ 2,867    1,965
                                                                           =======   ======

Securities pledged as collateral for the agreements,
    at amortized cost which approximate market ...................         $15,503   15,323
                                                                           =======   ======

      The Company has an available line of credit with the Federal Home Loan
            Bank of Atlanta in the amount of $16,000,000, which has no scheduled expiration. As of December 31, 1996 and 1995, no amounts had been drawn on this line. The Company also has an available line of credit with SunTrust Bank, Atlanta in the amount of $2,000,000, which expires in April 1997. As of December 31, 1996 and 1995, no amounts had been drawn on this line. In addition, the Company has negotiated an unsecured overnight Federal Funds line of credit of up to $1,500,000 with the Independent Bankers' Bank of Florida and $1,000,000 with another bank. As of December 31, 1996 and 1995 no funds had been drawn against these lines.



                                                                    (continued)

                           FORT BROOKE BANCORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


(8)  FINANCIAL INSTRUMENTS

      The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit and standby letters of credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

      The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed-expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty. Standby letters of credit and conditional commitments are issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that included in extending loans to customers.

     The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                            AT DECEMBER 31, 1996    AT DECEMBER 31, 1995
                                            --------------------    ----------------------
                                             CARRYING     FAIR       CARRYING      FAIR
                                             AMOUNT       VALUE       AMOUNT       VALUE
                                            ---------     -----     --------       -------
Financial assets:
     Cash and due from banks ...........    $ 17,722      17,722      11,997       11,997

     Securities available for sale .....      21,389      21,389      24,077       24,077

     Securities held to maturity .......      18,011      18,131      19,642       19,726

     Loans receivable ..................     138,487     138,509     122,511      122,560

     Accrued interest receivable .......       1,308       1,308       1,266        1,266

     FHLB stock ........................         809         809         809          809

Financial liabilities:

     Deposit liabilities ...............     185,887     186,266     168,297      169,112

     Short-term borrowings .............       2,867       2,867       1,965        1,965


                                                                    (continued)

                           FORT BROOKE BANCORPORATION

(8)  FINANCIAL INSTRUMENTS, CONTINUED
      A summary of the notional amounts of the Company's financial instruments, which approximate fair value, with off balance sheet risk at December 31, 1996, follows (in thousands):

              Unfunded loan commitments at variable rates..................................    $ 7,546
                                                                                               =======
              Available lines of credit....................................................    $22,148
                                                                                               =======
              Standby letters of credit....................................................    $ 1,365
                                                                                               =======

(9)   CREDIT RISK

      The Company grants loans to borrowers throughout the State of Florida with a majority of the loans in the west coast area. Although the Company has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent upon the economy of the west coast area of Florida.

(10) INCOME TAXES

      The provision for income taxes consisted of the following (in thousands):

                                                                      CURRENT   DEFERRED  TOTAL
                                                                      -------   --------  -----
YEAR ENDED DECEMBER 31, 1996:
   Federal .......................................................    $  559      (139)     420
   State .........................................................        73       (24)      49
                                                                      ------    ------   ------

      Total ......................................................    $  632      (163)     469
                                                                      ======    ======   ======

YEAR ENDED DECEMBER 31, 1995:
   Federal .......................................................       933        55      988
   State .........................................................       112         9      121
                                                                      ------    ------   ------

      Total ......................................................    $1,045        64    1,109
                                                                      ======    ======   ======

YEAR ENDED DECEMBER 31, 1994:
   Federal .......................................................       596      (225)     371
   State .........................................................        79       (38)      41
                                                                      ------    ------   ------

      Total ......................................................    $  675      (263)     412
                                                                      ======    ======   ======



                                                                    (continued)

                           FORT BROOKE BANCORPORATION

(10)  INCOME TAXES, CONTINUED
      The reasons for the differences between the federal income tax rate and the effective tax rate are summarized as follows (dollars in thousands):

                                                                   YEAR ENDED DECEMBER 31,
                                                 -------------------------------------------------------------
                                                        1996                1995                   1994
                                                 ----------------    -----------------     --------------------
                                                      % OF PRETAX%      OF PRETAX%                OF PRETAX
                                                 AMOUNT    EARNINGS   AMOUNT    EARNINGS    AMOUNT     EARNINGS
Tax provision at statutory
    rate ....................................    $  442      34.0%   $  943       34.0%    $  350      34.0%
Increase (decrease) resulting from:
State taxes, net of federal
    income tax benefit ......................        32       2.5        80        2.9         27       2.6
Nondeductible merger expenses ...............      --        --        --         --           50       4.9
Other, net ..................................        (5)      (.4)       86        3.1        (15)     (1.5)
                                                 ------    ------    ------     ------     ------    ------

    Income tax provision ....................    $  469      36.1%   $1,109       40.0%    $  412      40.0%
                                                 ======    ======    ======     ======     ======    ======

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities relate to the following (in thousands):

                                                                    AT DECEMBER 31,
                                                                  -----------------
                                                                  1996         1995
                                                                  ----         ----
Deferred tax assets:
 Allowance for loan losses .................................    $   353        364
 Real estate writedowns ....................................        134         83
 Unrealized loss on securities .............................         96         78
 Other .....................................................         21         12
                                                                -------     ------

       Total gross deferred tax assets .....................        604        537
                                                                -------     ------

Deferred tax liabilities:
 Federal Home Loan Bank stock basis ........................       (109)      (109)
 Deferred loan fees ........................................         (8)       (98)
 Accumulated depreciation on property and equipment ........        (66)       (77)
 Section 481 change in accounting method adjustment ........          -        (16)
 Core deposit amortization .................................        (23)       (20)
 Other .....................................................         (6)        (6)
                                                                -------     ------

       Total gross deferred tax liabilities ................       (212)      (326)
                                                                -------     ------

       Net deferred tax asset ..............................    $   392        211
                                                                =======     ======



                                                                    (continued)

                           FORT BROOKE BANCORPORATION

(11)  LOANS TO RELATED PARTIES

      The aggregate amount of loans owed to the Company by its executive and senior officers, directors, and their related entities at December 31, 1996 and 1995, were approximately $2,642,000 and $3,371,000, respectively. The activity for the year follows (in thousands):

Balance at beginning of year .........................................         $ 3,371
Additions ............................................................             166
Repayments ...........................................................             895
                                                                               -------

Balance at end of year ...............................................         $ 2,642
                                                                               =======

(12)  COMMITMENTS AND CONTINGENCIES
      In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements.

(13) STOCK OPTIONS
      The Company has a nonqualified stock option plan (the "Plan") for its officers and employees. Under the Plan, the option price shall not be less than the estimated fair market value of the shares on the date of grant. An individual option granted under the Plan may not exceed 33,000 shares, is exercisable as of the date of grant, and may have a term of up to ten years. The maximum number of shares which may be subject to options issued and outstanding pursuant to the Plan is initially 76,319 shares, which may be increased by the Board of Directors to the lesser of 110,000 shares or an amount equal to 20% of the shares which shall be issued and outstanding at any time during the term of the Plan. A summary of transactions follows:

                                                                 AVERAGE               AGGREGATE
                                                               PER SHARE   NUMBER OF     OPTION
                                                                  PRICE     SHARES       PRICE
                                                                -------    ---------   ----------
                                                                                         (IN
                                                                                      THOUSANDS)
Outstanding at December 31, 1993 and 1992 ...................   $  8.91     43,545        388

Options granted .............................................     13.22     30,855        408
Options exercised ...........................................      8.37     (22,110)     (185)
Options from terminated employees ...........................      9.09       (110)        (1)
                                                                            ------     ------

Outstanding at December 31, 1994 ............................     11.69     52,180        610

Options granted .............................................     15.07      9,050        136
Options from terminated employees ...........................     12.98       (770)       (10)
                                                                            ------     ------

Outstanding at December 31, 1995 ............................     12.17     60,460        736
Options from terminated employees ...........................     11.96       (585)        (7)
                                                                            ------     ------

Outstanding at December 31, 1996 ............................   $ 12.18     59,875     $  729
                                                                =======     ======     ======



                                                                    (continued)

                           FORT BROOKE BANCORPORATION

(13) STOCK OPTIONS, CONTINUED
    On January 1, 1996, the Company adopted Statement of Financial Accounting
          Standards No. 123, "Accounting for Stock-Based Compensation," which establishes financial accounting and reporting standards for stock-based employee compensation plans. As permitted by this Statement, the Company has elected to continue utilizing the intrinsic value method of accounting defined in APB Opinion No. 25. Due to the exercise price of the options approximating the market value of the common stock at the date of grant, no compensation expense has been recognized in the consolidated statements of earnings.

    In order to calculate the fair value of the options, it was assumed that the risk-free interest rate was 6.0%, there would be no dividends paid by the Company over the exercise period, the expected life of the options would be the entire exercise period and stock volatility would be zero due to the lack of an active market for the stock. The following information pertains to the fair value of the 9,050 options granted to purchase common stock in 1995 (in thousands, except per share amounts):

Weighted-average grant-date fair value of options
    issued during the year ...........................................         $    74
                                                                               =======

Proforma net earnings for 1995 .......................................         $ 1,618
                                                                               =======

Proforma earnings per share for 1995 .................................         $  1.61
                                                                               =======

(14)  STOCK DIVIDEND
      The Board of Directors declared a 10% stock dividend payable on August
            1, 1995 to stockholders of record on June 30, 1995. All per share amounts have been presented to reflect this stock dividend.

(15)  PROFIT SHARING PLAN
      The Company maintains a qualified Section 401(k) profit sharing plan and trust (the "Plan"). Under the Plan, a participating employee may make an elective contribution under a salary reduction arrangement of up to 15% of his or her compensation. In addition, the Company may make a separate discretionary matching contribution. The Company's contribution in 1996, 1995 and 1994 was $49,900, $22,300 and $17,300, respectively.

(16)  STOCKHOLDERS' EQUITY
      The Bank, as a state-chartered bank, is limited in the amount of cash dividends that may be paid. The amount of cash dividends that may be paid is based on the Bank's net earnings of the current year combined with the Bank's retained net earnings of the preceding two years, as defined by banking regulations. However, for any dividend declaration, the Bank must consider additional factors such as the amount of current period net earnings, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividend which the Bank could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice.

(17)  SAIF RECAPITALIZATION ASSESSMENT
      On September 30, 1996, a law was enacted which imposed a one-time assessment on all SAIF insured deposits as of March 31, 1995. The effect on the Bank was a pretax charge in 1996 of $648,000.



                                                                    (continued)

                           FORT BROOKE BANCORPORATION

(18) REGULATORY MATTERS
      The Bank is subject to various regulatory capital requirements administered by the various banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

      As of December 31, 1996, the most recent notification from the State and Federal regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

      The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                               TO BE WELL
                                                                                                            CAPITALIZED UNDER
                                                                                      FOR CAPITAL          PROMPT CORRECTIVE
                                                              ACTUAL                 ADEQUACY PURPOSES:     ACTION PROVISIONS:
                                                     ---------------------        --------------------     ------------------
                                                     AMOUNT          RATIO        AMOUNT         RATIO     AMOUNT       RATIO
                                                     ------          -----        ------         -----     ------       -----
AS OF DECEMBER 31, 1996:
    Total capital (to Risk
    Weighted Assets) .......                          $17,900         12.09%      $11,844        8.00%    $14,805      10.00%
    Tier I Capital (to Risk
    Weighted Assets) .......                           16,049         10.84         5,922        4.00       8,883       6.00
    Tier I Capital
    (to Average Assets) ....                           16,049          8.08         7,945        4.00       9,932       5.00

AS OF DECEMBER 31, 1995:
    Total capital (to Risk
    Weighted Assets) .......                           17,447         13.64        10,233        8.00      12,791      10.00
    Tier I Capital (to Risk
    Weighted Assets) .......                           15,848         12.39         5,117        4.00       7,675       6.00
    Tier I Capital
    (to Average Assets) ....                           15,848          8.55         7,413        4.00       9,266       5.00



                                                                    (continued)

                           FORT BROOKE BANCORPORATION

(19)  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
      Supplemental disclosure of cash flow information is as follows (in thousands):

                                                                    YEAR ENDED DECEMBER 31,
                                                                 ----------------------------
                                                                  1996        1995       1994
                                                                 ----       ------     ------
Cash paid during the period for:
     Interest ...............................................   $ 5,865      5,423      4,497
                                                                =======     ======     ======

     Income taxes ...........................................   $ 1,134      1,027        448
                                                                =======     ======     ======

Noncash transactions:
     Reclassification of other real estate owned to loans ...   $   460        374       --
                                                                =======     ======     ======

     Reclassification of loans to other real estate .........   $   586       --         --
                                                                =======     ======     ======

     Unrealized gain (loss) on securities
          available-for-sale ................................   $   (29)       382       (626)
                                                                =======     ======     ======

     Stock dividends ........................................   $  --        1,357       --
                                                                =======     ======     ======

(20)  PENDING ACQUISITION OF COMPANY
      On November 18, 1996, the Company entered into an agreement to merge the Company into Colonial Bancgroup ("Colonial"). Colonial will exchange sufficient common stock to equal $31.50 per share for all the outstanding shares of the Company. This transaction is subject to the approval of stockholders and various regulatory authorities.

(21)  PARENT COMPANY ONLY FINANCIAL STATEMENTS
      Condensed financial statements of the Holding Company are presented below. The Holding Company commenced business in July 1996.

                            CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                             AT DECEMBER 31
                                                                             --------------
                                                                                1996
ASSETS
Cash and cash equivalents ............................................         $     5

Investment in wholly-owned subsidiaries ..............................          15,953

Organizational costs .................................................              42
                                                                               -------

    Total ............................................................         $16,000
                                                                               =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Other liabilities ....................................................             287

Stockholders' equity .................................................          15,713
                                                                               -------
    Total ............................................................         $16,000
                                                                               =======

                                                                    (continued)

                           FORT BROOKE BANCORPORATION

(21)  PARENT COMPANY ONLY FINANCIAL STATEMENTS, CONTINUED

                                                                           SIX MONTHS ENDED
                                                                             DECEMBER 31,
                                                                           ----------------
                                                                                1996
                        CONDENSED STATEMENT OF EARNINGS
                                 (IN THOUSANDS)
Revenues .............................................................         $  --
Expenses .............................................................              (3)
                                                                               -------

    Loss before earnings of subsidiary ...............................              (3)
    Earnings of subsidiaries .........................................             833
                                                                               -------

    Net earnings .....................................................         $   830
                                                                               =======


                                                                            SIX MONTHS ENDED
                                                                              DECEMBER 31,
                                                                            ----------------
                                                                                 1996
                                                                                 ----
                                CONDENSED STATEMENT OF CASH FLOWS
                                         (IN THOUSANDS)


Cash flows from operation activities:
    Net earnings .....................................................         $   830
    Adjustments to reconcile net earnings to net cash used in
      operating activities:
        Equity in undistributed earnings of subsidiaries .............            (833)
        Net increase in organizational costs .........................             (42)
        Increase in other liabilities ................................             287
                                                                               -------

            Net cash provided by operating activities ................             242
                                                                               -------

Cash flows from financing activity-
    Cash dividends ...................................................            (237)
                                                                               -------

            Net cash from financing activities .......................            (237)
                                                                               -------

Net increase (decrease) in cash and cash equivalents .................               5

Cash and cash equivalents at beginning of the year ...................            --
                                                                               -------

Cash and cash equivalents at end of year .............................         $     5
                                                                               =======

                          INDEPENDENT AUDITORS' REPORT





The Board of Directors
Fort Brooke Bancorporation
Brandon, Florida:

         We have audited the consolidated balance sheets of Fort Brooke Bancorporation and Subsidiary (the "Company") at December 31, 1996 and 1995 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.






HACKER, JOHNSON, COHEN & GRIEB
Tampa, Florida
January 16, 1997

DIRECTORS

THOMAS H. MILLER                        CHARLES W. POE
Chairman of the Board                   President
Fort Brooke Bank                        Poe Industries, Inc.
General Agent                           Tampa, Florida
State Farm Insurance Companies
Brandon, Florida                        WILLIAM F. POE
                                        President
JOHN D. ADAMS, SR.                      Poe Investments, Inc.
Secretary to the Board                  Tampa, Florida
Fort Brooke Bank
President                               REESE T. POPPELL
Adams Air & Hydraulics                  Owner
Tampa, Florida                          Poppell Insurance
                                        Plant City, Florida
M.R. "MEL" BELISLE
President                               SAM RAMPELLO
Fife Industrial Pipe                    Supervisor of School
Brandon, Florida                        Finance/Special Programs
                                        Hillsborough County School
TOMMY W. BROWN                          System
Chief Executive Officer                 Tampa, Florida
Brown Automatic Sprinklers
Tampa, Florida                          DAVID C. WORTHINGTON
                                        M.D.
RICHARD H. EATMAN                       Brandon, Florida
President and CEO
Fort Brooke Bank
Brandon, Florida

H. REX ETHEREDGE
Chief Executive Officer
Columbia South Bay Hospital
Columbia Brandon Regional
Medical Center
Brandon, Florida

JOSEPH GARCIA
Attorney
Garcia & Fields, P.A.
Tampa, Florida

RILEY L. HOGAN, JR.
General Manager
Tampa Independent Dairy
Farmers' Association, Inc.
Tampa, Florida

A.D. "SANDY" MacKINNON
President
Yale Industrial Trucks
Tampa, Florida

OFFICERS

RICHARD H. EATMAN                       DEBORAH R. RESNICK                       LINDA S. VOLLMER
President and Chief Executive           Vice President                           Operations Officer
Officer                                 Residential Mortgage Dept.               Main Office - Brandon

EDMUND R. KOMLODI                       CHARLES C. WHITAKER III                  NANCY SOLETO
Senior Vice President                   Vice President/Commercial Loans          Assistant to President
Chief Financial Officer                 Anderson Road Office
                                                                                 LOCATIONS
MARVIN F. CRABTREE, JR.                 TED A. HICKS
Senior Vice President/SLO               Assistant Vice President                 MAIN OFFICE
Head, Commercial Loan Dept.             Commercial Loans                         510 Vonderburg Drive
                                        Plant City Office                        Brandon, Florida  33511
JUDY C. SHERWOOD                                                                 685-2000
Senior Vice President                   BRIAN O. AIKEN
Operations                              Consumer Loan Officer                    PARK CENTRAL OFFICE
                                        Seffner Office                           410 Ware Boulevard
DAVID E. BROWN                                                                   Tampa, Florida  33619
Senior Vice President                   SUSAN JONES                              626-5884
Commercial Loans                        Construction Loan Officer
Westshore Office                                                                 SEFFNER OFFICE
                                        CAROLINE MAXWELL                         1707 Parsons Avenue So.
ROBERT S. COVINGTON, JR.                Department Manager                       Seffner, Florida  33584
Senior Vice President                   Deposit Services Operation               681-8176
Commercial Loans
Downtown Tampa Office                   PATRICIA F. PADILLA                      APOLLO BEACH OFFICE
                                        Loan Operations Manager                  205 Apollo Beach Boulevard
DANIEL L. DAIL                                                                   Apollo Beach, Florida  33572
Senior Vice President                   SHEILA BURDICK                           645-8441
Credit Administration                   Operations Officer
Commercial Loans                        Apollo Beach Office                      PLANT CITY OFFICE
                                                                                 2318 Jim Redman Parkway
RONALD D. DANIEL                        FAYE COOK                                Plant City, Florida  33566
Senior Vice President                   Operations Officer                       759-1240
Area Executive                          Anderson Road Office
Plant City Office                                                                WESTSHORE OFFICE
                                        CYNTHIA R. MANCHESI                      4427 West Kennedy Boulevard
RANDY L. FRISKNEY                       Operations Officer                       Tampa, Florida  33609
Senior Audit Manager                    Seffner Office                           286-7638

GARY L. BOOTHE                          PAIGE MOORE                              TAMPA OFFICE
Vice President                          Operations Officer                       200 East Madison Street
Commercial Loans                        Plant City Office                        Tampa, Florida  33602
Plant City Office                                                                223-2832
                                        SANDRA NORMAN
JEFF S. CAMPBELL                        Operations Officer                       ANDERSON ROAD OFFICE
Vice President                          Park Central Office                      12002 Anderson Road
Commercial Loans                                                                 Tampa, Florida  33625
                                        GAYLE A. ROBSON                          265-4111
RICHARD H. JOHNSON                      Operations Officer
Vice President                          Downtown Tampa Office
Human Resources Director
                                        LAURA K. SIENKIEWICZ
LOREN B. MacKENZIE                      Operations Officer
Vice President                          Westshore Office
Consumer Loan Dept.